Exhibit 99.1




News Release                    Buckeye Partners, L.P.
NYSE: BPL                       P. O. Box 368
                                Emmaus, PA 18049
                                (800) 422-2825


Contact:  Stephen R. Milbourne                              04-02
     Manager, Investor Relations
     smilbourne@buckeye.com
     (800) 422-2825


    GENERAL PARTNER OF BUCKEYE PARTNERS, L.P.  TO BE SOLD TO
    CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND II, L.P.

     Emmaus,  PA March 5, 2004 . . . Buckeye Partners L.P.  (NYSE:
BPL) today announced that the owners of Glenmoor, Ltd. ("Glenmoor"), the parent of the Company's general partner, Buckeye Pipe Line Company, have entered into a definitive agreement to sell Glenmoor to a new entity formed by Carlyle/Riverstone Global Energy and Power Fund II, L.P. The transaction is scheduled to close in the second quarter of 2004, and is subject to certain conditions, including applicable regulatory approvals and other customary closing conditions. Financial terms were not disclosed.

     The transaction is not expected to have any immediate impact on the operations of the Partnership. Pending completion of the sale, management of the General Partner expects to continue to operate the Partnership's business consistent with past practice. After completion of the sale, the Partnership's operating management is expected to remain largely in place, and the General Partner will continue to manage the Partnership.

     William H. Shea Jr., President and Chief Executive Officer of Buckeye Pipe Line Company, the general partner of the Partnership, said, "We look forward to working with Carlyle/Riverstone to build upon Buckeye's record of financial and operating success. Carlyle/Riverstone's experience investing in midstream energy assets, and its access to capital, will significantly enhance the Partnership's ability to grow its business in the years ahead."

ABOUT BUCKEYE PARTNERS, L.P.
     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with approximately 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

ABOUT CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND II, L.P.
     Carlyle/Riverstone Global Energy and Power Fund II, L.P. is a joint venture between Riverstone and The Carlyle Group that is focused on investing in the global energy and power sectors, utilizing private equity capital of over $1.2 billion. The Carlyle Group currently has over $17.5 billion under management in 23 funds focused on a broad range of industries and investment types around the world. For more information about Riverstone or The Carlyle Group, see www.carlyle.com.

                             * * * * *
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership's service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership's assets; and (12) interest rate fluctuations and other capital market conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.